CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXHIBIT 23

Consent of Independent Registered Public Accounting Firm
The Wilmington Trust Corporation
Benefits Administration Committee:
We consent to the incorporation by reference in the registration statement (No: 333-114597) on Form S-8 of Wilmington Trust Corporation of our report dated August 29, 2008, with respect to the statements of financial condition of the Wilmington Trust Corporation 2004 Employee Stock Purchase Plan (the Plan) as of May 31, 2008 and 2007, and the related statements of changes in participants’ equity for each of the years in the three-year period ended May 31, 2008, which report appears in the May 31, 2008 annual report on Form 11-K of the Wilmington Trust Corporation 2004 Employee Stock Purchase Plan. Our report refers to the termination of the Plan on May 31, 2008.

/s/ KPMG LLP
Philadelphia, Pennsylvania
August 29, 2008